EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Busey Corporation and Subsidiaries of our reports dated March 10, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Busey Corporation and Subsidiaries for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus, which is part of this Registration Statement.

McGladrey & Pullen, LLP

Champaign, Illinois
December 7, 2006

McGladrey & Pullen LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.